Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
January 30, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Reports 2007 Earnings
2007 Accomplishments Set Stage for ‘Pivotal’ 2008 Agenda
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $375.8 million, or $1.37 per share for the 12 months ended Dec. 31, 2007. The 2007 results were slightly higher than the company’s earnings outlook of $1.35 per share, and compared with prior year earnings of $388.5 million, or $1.43 per share. (All per share amounts are basic.)
NiSource’s consolidated operating earnings (non-GAAP) for 2007 were $997.9 million, compared to $1,002.0 million in 2006. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.
For the three months ended Dec. 31, 2007, net operating earnings (non-GAAP) were $118.5 million, or $0.43 per share, compared with $116.9 million, or $0.43 per share for the fourth quarter of 2006.
“During 2007, our core natural gas and regulated electric operations each produced higher revenues, while our Whiting Clean Energy facility delivered significantly improved performance,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr., said. “In addition to delivering business results above our outlook for 2007, our teams made significant strides during the year to clear the decks of a number of distracting legacy issues and to reposition the company to deliver on our fundamental long-term growth initiatives. With that foundational work largely completed, each of our business segments is now poised to do what they do best — and that is to execute on the key elements of our Path Forward strategy to become North America’s premier regulated energy company.”

2007 Accomplishments Highlighted
Skaggs highlighted a number of important 2007 accomplishments and key business initiatives that will help set the stage for NiSource’s future growth.
•	In December, NiSource moved forward with its development of a master limited partnership by announcing that its new, wholly-owned subsidiary, NiSource Energy Partners, L.P., had filed a Registration Statement with the Securities and Exchange Commission (SEC). The filing, subject to SEC review, proposed an initial public offering of 12.5 million common units, with the partnership’s initial asset being the Columbia Gulf Transmission Company pipeline, an approximately 3,400-mile-long system stretching from Louisiana to Kentucky.
•	NiSource’s Gas Transmission and Storage (NGT&S) segment advanced a number of important growth projects during 2007, including a May filing with the Federal Energy Regulatory Commission (FERC) to construct the $140 million Eastern Market Expansion Project, an expansion of two Columbia Gas Transmission storage fields and related pipeline capacity. Slated for completion in 2009, the project’s entire 6 billion cubic feet of additional storage capacity and 97,000 dekatherms (Dth) per day of storage and transportation capacity have been subscribed under 15-year contracts. On Jan. 16, 2008, the FERC issued a certificate order approving the project.
•	Columbia Gulf Transmission also developed a number of new growth projects during 2007, including a proposed expansion of capacity into the Florida Gas Transmission system and a recently completed project providing new firm deliveries in excess of 500,000 Dth per day to the Henry Hub and to Transcontinental Gas Pipeline at two expanded interconnection points. Columbia Gulf also entered into a binding Purchase-Sale Agreement with Tennessee Gas Pipeline Co. whereby Tennessee will buy the majority of Columbia Gulf’s offshore Louisiana assets and operations in the Gulf of Mexico. The agreement is subject to regulatory approvals, with a closing anticipated during the first half of 2008.
•	In April, Hardy Storage Company, LLC, a joint venture of subsidiaries of Columbia Gas Transmission and Piedmont Natural Gas, received initial customer injections into its new underground natural gas storage field. Hardy Storage is capable of delivering approximately 100,000 Dth of natural gas per day during the 2007-08 winter heating season, and generated approximately $5.5 million in equity earnings for NiSource during the calendar year. When fully operational in 2009, the field will have a working storage capacity of 12 billion cubic feet, delivering more than 176,000 Dth of natural gas per day. In November, Columbia Gas Transmission completed an expansion of its system to provide capacity to deliver new Hardy Storage supplies to market.
•	In June, construction began on the Millennium Pipeline, a 182-mile-long, 30-inch-diameter pipeline across New York’s Southern Tier and lower Hudson Valley. When completed in the fourth quarter of 2008, the project will transport up to 525,400 Dth per day of natural gas to markets along its route, as well as to New York City markets through its pipeline interconnections. Millennium is jointly owned by affiliates of NiSource, KeySpan Corporation, and DTE Energy.

•	During 2007, Northern Indiana Public Service Company (NIPSCO) logged a number of important regulatory and operational accomplishments. In May, the company received Indiana Utility Regulatory Commission (IURC) approval for its Rate Simplification program, which provides benefits for both NIPSCO and its customers, including the creation of a new energy conservation program.
In October, NIPSCO reached a settlement with regulatory stakeholders and large industrial customers regarding the cost of electric power the company purchased to meet growing market demands. The settlement resolved the purchase power matter and contained provisions addressing NIPSCO’s need to add to its electric generation portfolio.
In November, NIPSCO filed a comprehensive Integrated Resource Plan (IRP) with the IURC identifying the company’s plans for addressing its customers’ need for approximately 1,000 megawatts (MW) of additional capacity by 2014. The IRP concluded that the best alternative for addressing this need, and reducing the amount of power purchased from third parties, is the acquisition of gas-fired combined cycle generating capacity, along with wind-generated electric purchases and energy efficiency programs. Consistent with the IRP, NIPSCO filed a request with the IURC to grant a certificate of public convenience and necessity authorizing the purchase of LS Power Group’s 535-MW Sugar Creek Power Plant in West Terre Haute, Ind., and NiSource’s 525-MW Whiting Clean Energy (WCE) facility for $329 million and $210 million, respectively. Both facilities were successful bidders in a Request for Proposal process. Subsequent to NIPSCO’s filing, BP indicated it would exercise a contractual right of first refusal to purchase the WCE facility for the same amount as offered by NIPSCO, and NiSource is in discussions with BP regarding the sale. For its part, NIPSCO is currently reviewing potential alternatives in the event BP acquires the WCE facility.
During the year, NIPSCO also completed significant scheduled maintenance work on its Bailly Generating Station Unit 7. This included cyclone burner replacement and other work to improve unit reliability. Construction also started on installation of selective catalytic reduction (SCR) equipment on Bailly Unit 7, with in-service for the SCR targeted for the spring of 2008.
•	As the year drew to a close, Columbia Gas of Ohio (COH) and other stakeholders reached an agreement that establishes the framework for operations under the company’s Customer CHOICESM program for the next several years and provides for a wholesale gas supply auction by early 2010. On Jan. 23, 2008, the Public Utilities Commission of Ohio (PUCO) approved the agreement.
“This landmark agreement, which provides COH and its key stakeholders with critically important certainty for the future, is yet another example of our commitment to constructive, collaborative approaches to addressing business and regulatory issues affecting our companies and their customers” Skaggs said. “With this agreement in place — and preparations for the company’s 2008 infrastructure-oriented base rate case proceeding — Columbia Gas of Ohio’s course over the next several years is now clear.”
During 2007, COH also filed with the PUCO a Joint Stipulation that clarifies the company’s operational responsibilities for customer-owned service lines and faulty risers. The stipulation establishes a recovery mechanism to collect certain costs associated with repair or replacement of customer-owned service lines and replacement of risers and resolves outstanding issues related to this important customer safety program.

•	After reaching out to stakeholders during 2007, Columbia Gas of Pennsylvania (CPA), on Jan. 28, 2008, filed a base rate case with the Pennsylvania Public Utilities Commission seeking to increase the company’s base rates by $60 million per year. The rate case filing, which is expected to become effective in the fourth quarter of this year, follows CPA’s 2007 launch of a 20-year, $1.4 billion natural gas infrastructure enhancement program that is designed to replace in excess of 100 miles of underground natural gas distribution lines and related facilities annually.
“Our Pennsylvania team is collaborating with a wide range of stakeholders to synchronize this unprecedented infrastructure investment program with appropriate and timely regulatory recovery initiatives,” Skaggs noted. “For example, CPA is actively supporting legislation in Pennsylvania that would provide for a regulatory mechanism to recover the costs associated with natural gas infrastructure improvement programs on a timely basis. We have been encouraged by the support we have seen for this initiative, as well as for CPA’s overall infrastructure enhancement commitment.”
•	On Dec. 21, 2007, Columbia Gas of Virginia (CGV) received approval from the Virginia State Corporation Commission to implement an off-system sales and capacity release incentive mechanism, effective Jan.1, 2008. The incentive mechanism provides CGV the opportunity to reduce overall gas costs for its customers and to generate incremental revenue by allowing the company to retain up to 25 percent of off-system sales and capacity release revenues, with the remainder to be returned to customers.
•	At Bay State Gas Company (BSG), the Massachusetts Department of Public Utilities approved a $5.8 million increase in the company’s base rates, effective Nov. 1, under the company’s performance-based rate program. On Oct. 17, BSG also filed a request for a special adjustment to its base rates which, if approved, would allow it to recover an additional $7.5 million in revenue annually. The filing also requested a bare-steel infrastructure tracker that would provide for recovery of ongoing infrastructure replacement investments.
•	Columbia Gas of Kentucky received approval during 2007 of a base rate case settlement with regulatory stakeholders that increases total annual revenues by $7.25 million, or 4.5 percent.
•	NiSource Finance successfully issued $800 million of 6.4 percent, 10.5-year senior unsecured notes that mature March 15, 2018. The proceeds were used to repay short-term bank borrowings, to fund the redemption of $24 million of NIPSCO’s variable rate pollution control bonds due November 2007, and for capital expenditures and general corporate purposes.
•	In December, NiSource and IBM finalized a restructuring of their business services agreement. Under the restructured agreement, IBM will primarily provide information technology services, with a number of other business service functions to be transitioned back to the NiSource organization. Going forward, NiSource will be in a position to more effectively manage its employee and administrative expenses, while ensuring delivery of services to meet the company’s needs.

“This impressive list of 2007 key accomplishments is a testament to our team’s ability to execute on our game plan to position the company to deliver on our four-part business plan for long-term, sustainable growth,” Skaggs said.
Investment Grade Credit Ratings Maintained
In late 2007, both Moody’s and Standard & Poor’s confirmed investment grade credit ratings for NiSource, with the company receiving a Baa3 rating from Moody’s and a BBB- rating from Standard & Poor’s.
“While obviously we would prefer to have retained our prior ratings levels, we nonetheless are encouraged by the favorable view of NiSource’s business profile expressed by the ratings agencies,” Skaggs said. “We will continue to report our progress on key milestones that will help set a foundation for future earnings growth. We believe these actions, when accompanied by solid financial performance, will lead to the improvement of NiSource’s ratings over time.”
2008: A ‘Pivotal Year’ in NiSource’s Path Forward Strategy
Skaggs noted that NiSource’s four-part business plan continues to center on expansion of and commercial growth in the natural gas pipeline and storage business, regulatory and commercial initiatives at its utilities, financial management, and process and expense management. Within that plan, NiSource will place particular emphasis on three important areas during 2008.
•	Achieving Key Regulatory Initiatives, including gas base rate cases in Pennsylvania and Ohio, as well as NIPSCO’s electric rate case scheduled for filing on July 1, 2008.
•	Advancing NGT&S’ Growth Strategy, including securing approvals and timely construction of announced projects, developing an array of potential new growth opportunities, and continuing with the formation of NiSource Energy Partners, LP.
•	Executing on Major Infrastructure Enhancement Projects, which will constitute a significant portion of NiSource’s more than $1 billion annual capital investment program for the 2008 to 2010 period.
“Clearly, this is a pivotal year for NiSource, and the entire team is energized and focused on delivering on our business plan,” Skaggs noted. “Our sights are squarely set on the fundamental components of our plan — enhancing and expanding NiSource’s core strategic assets, executing on an array of promising growth projects, and synchronizing our investments with complementary commercial and regulatory initiatives. And as a regulated energy company, we welcome those priorities; it’s what we do best.”
Skaggs acknowledged that some of the actions taken during 2007 to establish a foundation for future growth will place pressure on NiSource earnings in 2008.
“For example, our planned acquisition of new generating facilities will impact earnings prior to the effectiveness of our electric rate case,” Skaggs said. “Having said that, with our regulatory and commercial initiatives firmly in queue, we are excited about the prospects for long-term earnings growth for NiSource.”

Skaggs confirmed that net operating earnings (non-GAAP) per share for the 2008-2010 period are expected to fall within a range of $1.25 to $1.35. On a GAAP basis, for 2008, the lower end of the range for basic earnings per share from continuing operations is $1.23 per share due to transition costs associated with the amended IBM agreement that are projected to impact 2008 by approximately 2 cents per share. For 2009 and 2010, there are no expected differences between the ranges for the GAAP and non-GAAP measures.
“We believe that range reasonably reflects NiSource’s near-term earnings expectations as our Path Forward strategy unfolds over the course of the next few years,” Skaggs said. “Thereafter, we expect our ongoing capital investment program and our growth projects currently in the pipeline to begin producing meaningful and sustainable annual growth in earnings per share.”
Conference Call to Be Held This Morning
NiSource will host an analyst conference call at 9 a.m. EST on Wednesday, Jan. 30, 2008, to further discuss the company’s year-end and fourth-quarter 2007 results. All interested parties may hear the conference call live by logging on to the NiSource Web site at www.nisource.com.
Full Year 2007 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the year ended December 31, 2007 were $997.9 million, compared to $1,002.0 million in 2006. Refer to Schedule 2 for the items included in 2007 and 2006 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the year ended Dec. 31, 2007, are discussed below.
Gas Distribution Operations reported operating earnings of $350.2 million compared to operating earnings of $373.8 million in 2006. Increases in net revenues were more than offset by increased operating expenses. Net revenues, excluding the impact of trackers, were $22.8 million higher due to customer growth and regulatory initiatives and other service programs. Operating expenses, excluding the impact of trackers, were $47.3 million higher than last year primarily due to higher employee and administrative costs, outside service expenses, environmental reserves, property taxes, and reversal of a restructuring charge that benefited last year’s results by $5.1 million. The employee and administrative costs include payroll, benefits and corporate services. A significant portion of the increased costs during the year related to the pricing structure under the company’s original agreement with IBM, which, as noted above was restructured in the fourth quarter of 2007. Going forward, costs for the functional areas involved are expected to be stabilized without compromising the quality of the underlying services.
Gas Transmission and Storage Operations reported operating earnings of $371.8 million versus operating earnings of $357.6 million in 2006. The increase resulted from higher net revenues and equity earnings from unconsolidated affiliates. Gas Transmission and Storage operations net revenues, excluding the impact of trackers, increased by $13.4 million as higher net revenues from firm capacity reservation fees more than offset lower revenues from shorter term transportation and storage services.

While stabilization in the natural gas market has moderated optimization revenues this year, firm capacity and commodity revenues have been strong compared to last year. A key driver behind this improvement is that the Columbia Gulf mainline and onshore capacity is almost fully subscribed and pipeline throughput has increased as a result of higher storage injections, gas-fired electric generation demands, and increased marketing activities. Equity earnings from unconsolidated affiliates increased by $8.7 million, due to Hardy Storage going into service in April 2007 and higher AFUDC earnings from Millennium Pipeline. Operating expenses, excluding the impact of trackers, increased by $7.9 million, mainly due to higher employee and administrative expenses which were partially offset by the impact of legal reserves that increased operating expenses during 2006. The employee and administrative costs include payroll, benefits and corporate services.
Electric Operations reported operating earnings of $288.8 million compared to operating earnings of $314.1 million for 2006. Net revenues increased by $14.5 million due to increased wholesale margins, residential and commercial volumes, lower unrecoverable MISO costs, sale of emission allowances and overall customer growth. These increases were partially offset by non-recoverable purchase power related to the settlement reached with regulatory stakeholders and large industrial customers relating to power purchased by NIPSCO to meet growing market demands, as well as decreased industrial volumes and margins and the timing of revenue credits. The impact of the settlement included an accrual that reduced third quarter operating earnings by $16.2 million. The net increase in revenues was more than offset by higher operating expenses, which increased by $39.8 million due primarily to higher employee and administrative costs, electric generation and maintenance expenses, and restoration costs associated with the severe storms experienced during this year, as well as higher depreciation costs. The employee and administrative costs include payroll, benefits and corporate services. A portion of such increased costs was related to the IBM contract.
Other Operations reported operating earnings of $9.2 million versus an operating earnings loss of $24.3 million in 2006. The $33.5 million improvement was driven primarily by improved results at the Whiting Clean Energy (WCE) facility. As previously announced, Whiting Clean Energy and BP signed a definitive agreement at the end of 2006 redefining the terms under which WCE provides steam to BP for its oil refining process.
Other Items
Interest expense increased by $13.3 million due to higher short-term interest rates and credit facility fees. The effective tax rate was 36.4 percent, slightly higher than last year’s effective tax rate of 36 percent.
Fourth Quarter 2007 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the quarter ended Dec. 31, 2007, were $290.1 million, compared to $287.6 million for the same period in 2006. Refer to Schedule 2 for the items included in 2007 and 2006 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the three months ended Dec. 31, 2007, are discussed below.
Gas Distribution Operations reported operating earnings of $125.2 million versus operating earnings of $142.4 million in the fourth quarter of 2006. The decrease resulted from higher operating expenses. Operating expenses, excluding the impact of trackers, were $14.2 million higher than the prior year, mainly due to higher environmental reserves, employee and administrative costs, outside services and property taxes. Net revenues were essentially flat with the same period a year ago.
Gas Transmission and Storage Operations reported operating earnings of $114.3 million versus operating earnings of $96.4 million in the fourth quarter of 2006. The increase resulted primarily from higher net revenues. Net revenues, excluding the impact of trackers, increased by $12.3 million due primarily to increased firm capacity reservation fees and sales of shorter term transportation and storage services. Operating expenses, excluding the impact of trackers, were $3.9 million lower due mainly to legal reserves that increased operating expenses during the comparable period last year. Lower outside service and insurance costs during the fourth quarter of 2007 were offset by higher employee and administrative costs.
Electric Operations reported operating earnings of $51.7 million versus operating earnings of $63.0 million from the same quarter last year. Net revenue increased by $6.3 million due primarily to increased wholesale margins and industrial and commercial volumes, lower unrecoverable MISO costs, and the sale of emission allowances, partially offset by non-recoverable purchase power as a result of the settlement discussed earlier. Operating expenses increased by $17.6 million due primarily to higher employee and administrative costs and electric generation and maintenance expenses.
Other Operations reported operating earnings of $7.5 million in the fourth quarter of 2007, compared with an operating earnings loss of $9.4 million in the prior year period. The improvement resulted primarily from higher net revenues from the Whiting Clean Energy facility.
Other Items
Interest expense increased by $0.7 million during the fourth quarter due to higher short-term interest rates. Other-net was a loss of $4.7 million compared to income of $0.4 million last year. The change resulted primarily from lower interest income and accruals for pledged contributions to the NiSource Foundation.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the year ended December 31, 2007, of $322 million, or $1.18 per share, compared with $313.5 million, or $1.15 per share a year ago. Operating income was $948.8 during 2007 versus $880.0 million in 2006. The increase in earnings was primarily due to increased revenues across all business segments which includes favorable weather versus last year and positive impacts already discussed, partially offset by $33.5 million accrued for the purchase power settlement reached with regulatory stakeholders and large industrial customers relating to power purchased by NIPSCO to meet growing market demands.
On a GAAP basis, NiSource reported income from continuing operations for the three months ended Dec. 31, 2007, of $74.9 million, or 28 cents per share, compared with $92.4 million, or 34 cents per share, in the same period a year ago. Fourth quarter 2007 results include a $40.6 million loss on early extinguishment of $292.1 million of debt. Operating income was $258.0 million for the fourth quarter of 2007, compared with $243.2 million in the year-ago period.

Refer to Schedule 1 for a complete list of the items included in 2007 and 2006 GAAP Income from Continuing Operations but excluded from net operating earnings.
Definition of non-GAAP measures
NiSource focuses on net operating earnings and operating earnings, which are both non-GAAP measures, because management believes these measures better represent the fundamental earnings strength and performance of the company. NiSource uses these measures internally for budgeting, for reporting to the board of directors, and for purposes of determining the payout under NiSource’s annual incentive compensation plan for its employees.
Net operating earnings are a non-GAAP financial measure that NiSource defines as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Operating earnings are operating income determined in accordance with GAAP adjusted for certain items. Adjustments reflected in these measures are primarily weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale of assets, certain reserve adjustments and other items. See Schedule 1 and Schedule 2 of this news release for the reconciliations of net operating earnings and operating earnings, respectively, to GAAP.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructured outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2007	2006	2007	2006
Net Revenues
Gas Distribution	$1,337.1	$1,213.4	$4,459.5	$4,262.3
Gas Transportation and Storage	311.4	289.4	1,090.1	1,033.2
Electric	335.3	306.4	1,385.2	1,301.0
Other	280.8	253.1	1,045.2	968.3

Gross Revenues	2,264.6	2,062.3	7,980.0	7,564.8
Cost of Sales (excluding depreciation and amortization)	1,349.0	1,178.4	4,676.2	4,365.4

Total Net Revenues	915.6	883.9	3,303.8	3,199.4

Operating Expenses
Operation and maintenance	353.1	330.0	1,250.3	1,177.0
Operation and maintenance — trackers	54.2	51.5	202.8	182.4
Depreciation and amortization	139.8	137.9	559.2	549.2
Other taxes	52.1	48.5	207.2	195.2
Other taxes — trackers	27.9	28.3	95.8	94.3

Total Operating Expenses	627.1	596.2	2,315.3	2,198.1

Equity Earnings (Loss) in Unconsolidated Affiliates	1.6	(0.1)	9.4	0.7

Operating Earnings	290.1	287.6	997.9	1,002.0

Other Income (Deductions)
Interest expense, net	(103.2)	(102.5)	(400.7)	(387.4)
Dividend requirements on preferred stock of subsidiaries	—	—	—	(1.1)
Other, net	(4.7)	0.4	(6.5)	(6.5)

Total Other Income (Deductions)	(107.9)	(102.1)	(407.2)	(395.0)

Operating Earnings From Continuing Operations Before Income Taxes	182.2	185.5	590.7	607.0
Income Taxes	63.7	68.6	214.9	218.5

Net Operating Earnings from Continuing Operations	118.5	116.9	375.8	388.5

GAAP Adjustment	(43.6)	(24.5)	(53.8)	(75.0)

GAAP Income from Continuing Operations	$74.9	$92.4	$322.0	$313.5

Basic Net Operating Earnings Per Share from Continuing Operations	0.43	0.43	1.37	1.43

GAAP Basic Earnings Per Share from Continuing Operations	0.28	0.34	1.18	1.15

Basic Average Common Shares Outstanding (millions)	273.9	272.9	273.8	272.6

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
Gas Distribution Operations	Ended December 31,		Ended December 31,
(in millions)	2007	2006	2007	2006

Net Revenues
Sales Revenues	$1,490.3	$1,369.3	$5,011.9	$4,771.6
Less: Cost of gas sold	1,046.7	923.7	3,477.2	3,277.0

Net Revenues	443.6	445.6	1,534.7	1,494.6

Operating Expenses
Operation and maintenance	168.7	156.4	621.3	580.7
Operation and maintenance — trackers	42.4	41.0	155.0	140.1
Depreciation and amortization	58.7	58.1	234.5	231.4
Other taxes	20.7	19.4	77.9	74.3
Other taxes — trackers	27.9	28.3	95.8	94.3

Total Operating Expenses	318.4	303.2	1,184.5	1,120.8

Operating Earnings	$125.2	$142.4	$350.2	$373.8

GAAP Adjustment	(23.6)	(20.8)	(17.4)	(83.8)

GAAP Operating Income	$101.6	$121.6	$332.8	$290.0

	Three Months		Twelve Months
Gas Transmission and Storage Operations	Ended December 31,		Ended December 31,
(in millions)	2007	2006	2007	2006

Net Revenues
Transportation revenues	$203.8	$190.0	$686.7	$681.6
Storage revenues	44.6	44.4	179.4	176.8
Other revenues	1.3	1.3	4.4	6.1

Total Revenues	249.7	235.7	870.5	864.5
Less: Cost of gas sold	(0.1)	0.4	—	14.0

Net Revenues	249.8	235.3	870.5	850.5

Operating Expenses
Operation and maintenance	83.8	87.5	293.2	288.6
Operation and maintenance — trackers	10.7	8.5	42.1	35.5
Depreciation and amortization	29.1	29.3	117.1	114.9
Other taxes	13.5	13.5	55.7	54.6

Total Operating Expenses	137.1	138.8	508.1	493.6

Equity Earnings (Loss) in Unconsolidated Affiliates	1.6	(0.1)	9.4	0.7

Operating Earnings	$114.3	$96.4	$371.8	$357.6

GAAP Adjustment	(1.8)	(13.8)	(9.8)	(16.8)

GAAP Operating Income	$112.5	$82.6	$362.0	$340.8

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Twelve Months
Electric Operations	Ended December 31,		Ended December 31,
(in millions)	2007	2006	2007	2006

Net Revenues
Sales Revenues	$336.6	$307.5	$1,390.2	$1,305.6
Less: Cost of gas sold	132.1	109.3	551.5	481.4

Net Revenues	204.5	198.2	838.7	824.2

Operating Expenses
Operation and maintenance	88.8	71.2	291.6	258.0
Operation and maintenance — trackers	1.1	2.0	5.7	6.8
Depreciation and amortization	48.1	47.0	191.9	187.3
Other taxes	14.8	15.0	60.7	58.0

Total Operating Expenses	152.8	135.2	549.9	510.1

Operating Earnings	$51.7	$63.0	$288.8	$314.1

GAAP Adjustment	3.4	7.7	(10.5)	(3.7)

GAAP Operating Income	$55.1	$70.7	$278.3	$310.4

	Three Months		Twelve Months
Other Operations	Ended December 31,		Ended December 31,
(in millions)	2007	2006	2007	2006

Net Revenues
Products and services revenue	$270.3	$235.9	$1,017.8	$929.9
Less: Cost of gas sold	250.8	229.2	952.0	893.7

Net Revenues	19.5	6.7	65.8	36.2

Operating Expenses
Operation and maintenance	7.8	12.2	39.7	46.4
Depreciation and amortization	2.6	2.4	10.5	9.8
Other taxes	1.6	1.5	6.4	4.3

Total Operating Expenses	12.0	16.1	56.6	60.5

Operating Earnings (Loss)	$7.5	$(9.4)	$9.2	$(24.3)

GAAP Adjustment	(0.1)	(17.0)	(1.1)	(15.9)

GAAP Operating Income (Loss)	$7.4	$(26.4)	$8.1	$(40.2)

	Three Months		Twelve Months
Corporate	Ended December 31,		Ended December 31,
(in millions)	2007	2006	2007	2006

Operating Earnings (Loss)	$(8.6)	$(4.8)	$(22.1)	$(19.2)

GAAP Adjustment	(10.0)	(0.5)	(10.3)	(1.8)

GAAP Operating Income (Loss)	$(18.6)	$(5.3)	$(32.4)	$(21.0)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Distribution Operations	2007	2006	2007	2006

Sales and Transportation (MMDth)
Residential	83.3	79.3	274.8	241.8
Commercial	49.8	49.6	177.9	163.9
Industrial	101.6	92.9	380.8	365.4
Off System	22.7	13.7	88.1	54.9
Other	0.8	0.3	1.4	0.9

Total	258.2	235.8	923.0	826.9

Weather Adjustment	7.6	13.6	2.3	50.9

Sales and Transportation Volumes - Excluding Weather	265.8	249.4	925.3	877.8

Heating Degree Days	1,658	1,595	4,815	4,347
Normal Heating Degree Days	1,778	1,768	4,941	4,933
% Colder (Warmer) than Normal	(7%)	(10%)	(3%)	(12%)

Customers
Residential			3,080,799	3,074,115
Commercial			293,322	292,566
Industrial			8,171	8,268
Other			71	73

Total			3,382,363	3,375,022

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Transmission and Storage Operations	2007	2006	2007	2006

Throughput (MMDth)
Columbia Transmission
Market Area	287.9	263.1	1,030.0	932.1
Columbia Gulf
Mainline	161.5	135.8	651.3	533.5
Short-haul	69.8	46.1	229.4	129.9
Columbia Pipeline Deep Water	0.5	1.6	2.6	8.3
Crossroads Gas Pipeline	9.3	10.1	36.9	38.5
Granite State Pipeline	9.7	7.8	32.3	26.9
Intrasegment eliminations	(139.8)	(121.8)	(559.7)	(491.2)

Total	398.9	342.7	1,422.8	1,178.0

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Electric Operations	2007	2006	2007	2006

Sales (Gigawatt Hours)
Residential	781.0	752.8	3,549.2	3,293.9
Commercial	996.7	934.7	4,039.7	3,855.7
Industrial	2,442.3	2,322.5	9,525.5	9,503.2
Wholesale	126.9	53.0	909.1	661.4
Other	38.9	35.2	142.3	114.1

Total	4,385.8	4,098.2	18,165.8	17,428.3

Weather Adjustment	(43.9)	6.7	(111.2)	148.3

Sales Volumes — Excluding Weather impacts	4,341.9	4,104.9	18,054.6	17,576.6

Cooling Degree Days			919	714
Normal Cooling Degree Days			812	803
% Warmer (Colder) than Normal			13%	(11%)

Electric Customers
Residential			400,991	398,349
Commercial			52,815	52,106
Industrial			2,509	2,509
Wholesale			6	5
Other			755	759

Total			457,076	453,728

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions,except per share amounts)	2007	2006	2007	2006

Net Operating Earnings from Continuing Operations	$118.5	$116.9	$375.8	$388.5

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(6.7)	(21.0)	7.0	(83.1)
Purchased Power settlement	—	—	(17.3)	—
Unbilled revenue and other changes	(13.0)	8.3	(13.0)	8.3

Operating Expenses:
Restructuring, transition and consulting charges (outsourcing initiative)	(9.6)	(0.5)	(13.2)	(12.3)
BP contract revision	—	(17.0)	—	(17.0)
Gain/loss on sales of assets, asset impairments and other	(2.8)	(1.2)	(12.6)	(4.9)

Loss on Equity Earnings	—	(13.0)	—	(13.0)

Total items excluded from operating earnings	(32.1)	(44.4)	(49.1)	(122.0)

Loss on early extinguishment of long-term debt	(40.6)	—	(40.6)	—

Loss on early redemption of preferred stock	—	—	—	(0.7)

Tax effect of above items and other income tax adjustments	29.1	19.9	35.9	47.7

Reported Income from Continuing Operations — GAAP	$74.9	$92.4	$322.0	$313.5

Basic Average Common Shares Outstanding (millions)	273.9	272.9	273.8	272.6

Basic Net Operating Earnings Per Share from Continuing Operations	0.43	0.43	1.37	1.43

Items excluded from net operating earnings (after-tax)	(0.15)	(0.09)	(0.19)	(0.28)

GAAP Basic Earnings Per Share from Continuing Operations	0.28	0.34	1.18	1.15

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended December 31, 2007
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$125.2	$114.3	$51.7	$7.5	$(8.6)	$290.1

Net Revenues:
Weather (compared to normal)	(9.7)	—	3.0	—	—	(6.7)
Unbilled revenue and other changes	(13.0)	—	—	—	—	(13.0)

Total Impact — Net Revenues	(22.7)	—	3.0	—	—	(19.7)

Operating Expenses:
Restructuring, transition and consulting charges (outsourcing initiative)	0.6	(0.3)	(0.1)	—	(9.8)	(9.6)
Gain/loss on sale of assets, asset impairments and other	(1.5)	(1.5)	0.5	(0.1)	(0.2)	(2.8)

Total Impact — Operating Expenses	(0.9)	(1.8)	0.4	(0.1)	(10.0)	(12.4)

Total Impact — Operating Income (Loss)	(23.6)	(1.8)	3.4	(0.1)	(10.0)	(32.1)

Operating Income (Loss) — GAAP	$101.6	$112.5	$55.1	$7.4	$(18.6)	$258.0
2006 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$142.4	$96.4	$63.0	$(9.4)	$(4.8)	$287.6

Net Revenues:
Weather (compared to normal)	(20.5)	—	(0.5)	—	—	(21.0)
Unbilled revenue and other changes	—	—	8.3	—	—	8.3

Total Impact — Net Revenues	(20.5)	—	7.8	—	—	(12.7)

Operating Expenses:
Restructuring, transition and consulting charges (outsourcing initiative)	(0.3)	—	(0.1)	—	(0.1)	(0.5)
BP contract revision	—	—	—	(17.0)	—	(17.0)
Gain/loss on sale of assets, asset impairments and other	—	(0.8)	—	—	(0.4)	(1.2)

Total Impact — Operating Expenses	(0.3)	(0.8)	(0.1)	(17.0)	(0.5)	(18.7)

Loss on Equity Earnings	—	(13.0)	—	—	—	(13.0)

Total Impact — Operating Income (Loss)	(20.8)	(13.8)	7.7	(17.0)	(0.5)	(44.4)

Operating Income (Loss) — GAAP	$121.6	$82.6	$70.7	$(26.4)	$(5.3)	$243.2

NiSource Inc.
Schedule 2 — Year-to-Date Adjustments by Segment from Operating Earnings to GAAP
For Twelve Months ended December 31, 2007
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	350.2	371.8	288.8	9.2	(22.1)	$997.9

Net Revenues:
Weather (compared to normal)	—	—	7.0	—	—	7.0
Purchased Power settlement	—	—	(17.3)	—	—	(17.3)
Unbilled revenue and other changes	(13.0)	—	—	—	—	(13.0)

Total Impact — Net Revenues	(13.0)	—	(10.3)	—	—	(23.3)

Operating Expenses:
Operation and Maintenance Expenses- Restructuring, transition and consulting charges (outsourcing initiative)	(1.4)	(1.2)	(0.6)	(0.1)	(9.9)	(13.2)
Gain/loss on sale of assets, asset impairments					—	—
and other	(3.0)	(8.6)	0.4	(1.0)	(0.4)	(12.6)

Total Impact — Operating Expenses	(4.4)	(9.8)	(0.2)	(1.1)	(10.3)	(25.8)

Total Impact — Operating Income (Loss)	(17.4)	(9.8)	(10.5)	(1.1)	(10.3)	(49.1)

Operating Income (Loss) — GAAP	$332.8	$362.0	$278.3	$8.1	$(32.4)	$948.8
2006 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	373.8	357.6	314.1	(24.3)	(19.2)	$1,002.0

Net Revenues:
Weather (compared to normal)	(73.0)	—	(10.1)	—	—	(83.1)
Unbilled revenue and other changes	—	—	8.3	—	—	8.3

Total Impact — Net Revenues	(73.0)	—	(1.8)	—	—	(74.8)

Operating Expenses:
Operation and Maintenance Expenses- Restructuring, transition and consulting charges (outsourcing initiative)	(8.5)	(1.4)	(1.5)	(0.1)	(0.8)	(12.3)
BP contract revision	—	—	—	(17.0)	—	(17.0)
Gain/loss on sale of assets, asset impairments and other	(2.3)	(2.4)	(0.4)	1.2	(1.0)	(4.9)

Total Impact — Operating Expenses	(10.8)	(3.8)	(1.9)	(15.9)	(1.8)	(34.2)

Loss on Equity Earnings	—	(13.0)	—	—	—	(13.0)

Total Impact — Operating Income (Loss)	(83.8)	(16.8)	(3.7)	(15.9)	(1.8)	(122.0)

Operating Income (Loss) — GAAP	$290.0	$340.8	$310.4	$(40.2)	$(21.0)	$880.0

NiSource Inc.
Income Statement (GAAP)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2007	2006	2007	2006

Net Revenues
Gas Distribution	$1,314.4	$1,192.9	$4,446.5	$4,189.3
Gas Transportation and Storage	311.4	289.4	1,090.1	1,033.2
Electric	338.3	314.2	1,374.9	1,299.2
Other	280.8	253.1	1,045.2	968.3

Gross Revenues	2,244.9	2,049.6	7,956.7	7,490.0
Cost of Sales (excluding depreciation and amortization)	1,348.9	1,178.4	4,676.1	4,365.4

Total Net Revenues	896.0	871.2	3,280.6	3,124.6

Operating Expenses
Operation and maintenance	418.8	399.7	1,468.2	1,389.5
Depreciation and amortization	139.8	137.9	559.2	549.2
Impairment and (gain) loss on sale of assets	1.0	0.5	10.8	4.1
Other taxes	80.0	76.8	303.0	289.5

Total Operating Expenses	639.6	614.9	2,341.2	2,232.3

Equity Earnings (Loss) in Unconsolidated Affiliates	1.6	(13.1)	9.4	(12.3)

Operating Income	258.0	243.2	948.8	880.0

Other Income (Deductions)
Interest expense, net	(103.2)	(102.5)	(400.7)	(387.4)
Dividend requirement on preferred stock of subsidiaries	—	—	—	(1.1)
Other, net	(4.7)	0.4	(6.5)	(6.5)
Loss on early extinguishment of long-term debt	(40.6)	—	(40.6)	—
Loss on early redemption of preferred stock	—	—	—	(0.7)

Total Other Income (Deductions)	(148.5)	(102.1)	(447.8)	(395.7)

Income From Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	109.5	141.1	501.0	484.3
Income Taxes	34.6	48.7	179.0	170.8

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	74.9	92.4	322.0	313.5

Income (Loss) from Discontinued Operations — net of taxes	0.7	(29.5)	1.1	(31.7)
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	1.4	(0.4)	8.3	—

Income Before Change in Accounting Principle	77.0	62.5	331.4	281.8

Cumulative Effect of Change in Accounting Principle — net of taxes	—	—	—	0.4

Net Income	$77.0	$62.5	$331.4	$282.2

Basic Earnings Per Share ($)
Continuing operations	$0.28	0.34	$1.18	1.15
Discontinued operations	—	(0.11)	0.03	(0.11)

Basic Earnings Per Share	$0.28	0.23	$1.21	1.04

Diluted Earnings Per Share ($)
Continuing operations	$0.28	0.33	$1.18	1.14
Discontinued operations	—	(0.11)	0.03	(0.11)

Diluted Earnings Per Share	$0.28	0.22	$1.21	1.03

Dividends Declared Per Common Share ($)	$0.23	0.23	$0.92	0.92

Basic Average Common Shares Outstanding (millions)	273.9	272.9	273.8	272.6
Diluted Average Common Shares (millions)	274.7	274.0	274.7	273.4

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

As of December 31, (in millions)	2007	2006

ASSETS
Property, Plant and Equipment
Utility Plant	$17,543.5	$17,194.9
Accumulated depreciation and amortization	(7,850.5)	(7,850.0)

Net utility plant	9,693.0	9,344.9

Other property, at cost, less accumulated depreciation	338.8	349.6

Net Property, Plant and Equipment	10,031.8	9,694.5

Investments and Other Assets
Assets of discontinued operations and assets held for sale	41.2	43.0
Unconsolidated affiliates	72.7	59.6
Other investments	117.2	116.1

Total Investments and Other Assets	231.1	218.7

Current Assets
Cash and cash equivalents	50.0	33.1
Restricted cash	59.4	142.5
Accounts receivable (less reserve of $38.0 and $42.1, respectively)	977.6	866.3
Gas inventory	458.2	550.5
Underrecovered gas and fuel costs	146.7	163.2
Materials and supplies, at average cost	88.4	89.0
Electric production fuel, at average cost	58.1	63.9
Price risk management assets	102.2	237.7
Exchange gas receivable	223.9	252.3
Regulatory assets	218.0	272.7
Prepayments and other	112.7	111.7

Total Current Assets	2,495.2	2,782.9

Other Assets
Price risk management assets	25.2	49.9
Regulatory assets	881.2	1,127.3
Goodwill	3,677.3	3,677.3
Intangible assets	422.0	435.7
Postretirement and postemployment benefits assets	157.8	32.8
Deferred charges and other	123.5	137.4

Total Other Assets	5,287.0	5,460.4

Total Assets	$18,045.1	$18,156.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

As of December 31, (in millions, except share amounts)	2007	2006

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,176,752 and 273,654,180 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,011.1	3,998.3
Retained earnings	1,084.5	1,012.9
Accumulated other comprehensive income	11.7	20.9
Treasury stock	(23.3)	(21.2)

Total Common Stockholders’ Equity	5,086.7	5,013.6
Long-term debt, excluding amounts due within one year	5,594.4	5,146.2

Total Capitalization	10,681.1	10,159.8

Current Liabilities
Current portion of long-term debt	33.9	93.3
Short-term borrowings	1,061.0	1,193.0
Accounts payable	743.3	713.1
Customer deposits	114.4	108.4
Taxes accrued	201.7	196.0
Interest accrued	99.3	107.1
Overrecovered gas and fuel costs	10.4	126.7
Price risk management liabilities	80.3	259.4
Exchange gas payable	441.6	396.6
Deferred revenue	38.7	55.9
Regulatory liabilities	89.7	40.7
Accrued liability for postretirement and postemployment benefits	4.8	4.7
Other accruals	503.7	526.3

Total Current Liabilities	3,422.8	3,821.2

Other Liabilities and Deferred Credits
Price risk management liabilities	1.7	38.2
Deferred income taxes	1,563.3	1,553.7
Deferred investment tax credits	53.5	61.5
Deferred credits	98.3	119.3
Deferred revenue	0.2	21.9
Accrued liability for postretirement and postemployment benefits	547.9	799.5
Liabilities of discontinued operations and liabilities held for sale	6.3	11.9
Regulatory liabilities and other removal costs	1,353.1	1,253.8
Asset retirement obligations	131.1	131.6
Other noncurrent liabilities	185.8	184.1

Total Other Liabilities and Deferred Credits	3,941.2	4,175.5

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$18,045.1	$18,156.5

NiSource Inc.
Other Information
(unaudited )

	December 31,	December 31,
(in millions, except share amounts)	2007	2006

Total Common Stockholders’ Equity	$5,086.7	$5,013.6

Shares Outstanding (thousands)	274,177	273,654

Book Value of Common Shares	$18.55	$18.32

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Twelve Months Ended December 31, (in millions)	2007	2006

Operating Activities
Net income	$331.4	$282.2
Adjustments to reconcile net income to net cash from continuing operations:
Loss on early extinguishment of long-term debt	40.6	—
Loss on early redemption of preferred stock	—	0.7
Depreciation and amortization	559.2	549.2
Net changes in price risk management assets and liabilities	1.7	(10.9)
Deferred income taxes and investment tax credits	6.5	(113.4)
Deferred revenue	(38.8)	(34.0)
Stock compensation expense	4.4	6.9
Gain on sale of assets	(0.3)	(1.1)
Loss on impairment of assets	11.1	5.2
Cumulative effect of change in accounting principle — net of taxes	—	(0.4)
Loss (Income) from unconsolidated affiliates	(14.1)	8.4
Gain on disposition of discontinued operations — net of taxes	(8.3)	—
Loss (Income) from discontinued operations — net of taxes	(1.1)	31.7
Amortization of discount/premium on debt	7.3	7.7
AFUDC Equity	(3.6)	(2.0)
Changes in assets and liabilities:
Accounts receivable	(45.0)	407.7
Inventories	94.4	(71.7)
Accounts payable	(41.8)	(176.4)
Customer deposits	6.1	6.4
Taxes accrued	2.3	53.4
Interest accrued	(2.7)	20.9
(Under) Overrecovered gas and fuel costs	(99.7)	359.5
Exchange gas receivable/payable	44.3	(111.2)
Other accruals	(15.0)	9.3
Prepayments and other current assets	3.4	(2.8)
Regulatory assets/liabilities	62.3	(36.4)
Postretirement and postemployment benefits	(101.1)	(45.4)
Deferred credits	(0.7)	8.7
Deferred charges and other noncurrent assets	(22.4)	(6.4)
Other noncurrent liabilities	(9.5)	5.6

Net Operating Activities from Continuing Operations	770.9	1,151.4
Net Operating Activities from Discontinued Operations	0.3	4.8

Net Cash Flows from Operating Activities	771.2	1,156.2

Investing Activities
Capital expenditures	(788.3)	(637.4)
Proceeds from disposition of assets	4.2	21.6
Restricted cash	83.1	(114.3)
Other investing activities	19.6	(2.4)

Net Cash Flows used for Investing Activities	(681.4)	(732.5)

Financing Activities
Issuance of long-term debt	803.6	—
Retirement of long-term debt	(457.9)	(438.7)
Premiums and other cost to retire debt	(40.6)	—
Change in short-term debt	(132.0)	296.4
Retirement of preferred stock	—	(81.6)
Issuance of common stock	8.2	21.9
Acquisition of treasury stock	(2.1)	(6.1)
Dividends paid — common stock	(252.1)	(251.9)

Net Cash Flows used for Financing Activities	(72.9)	(460.0)

Increase (Decrease) in cash and cash equivalents	16.9	(36.3)
Cash and cash equivalents at beginning of year	33.1	69.4

Cash and cash equivalents at end of period	$50.0	$33.1

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$413.2	$370.0
Interest capitalized	17.1	11.1
Cash paid for income taxes	185.2	288.2